Exhibit 10.13

English Summary of Lease Agreement (the “Lease”), dated July 22, 2010, by and between Reuven Zahari, as landlord, and Evogene Ltd. (the “Company”), as tenant.

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Premises Covered by Lease: approximately 5 to 13 dunams (approximately 5,000 to 13,000 square meters or approximately 53,820 to 140,000 square feet) of land located in Kibbutz Naan, Israel. (As of December 31, 2012 the Company leased approximately 13 dunams of land.)

•	Permitted Use of Leased Premises: Performance of scientific experiments on plants, as well as storage of seeds, equipment, materials related to such experiments and office use.

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Term of Lease: Initial term of the Lease is from July 22, 2010 until July 22, 2015. The Company is granted an option at any time during the initial Lease term to extend the term of the Lease for an additional period of 3 to 5 years from the termination of the initial Lease term. The Company has exercised this extension option for the full 5 year extension period.

•	Monthly Rent: NIS 670 + VAT per dunam.

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Termination: At any time after three years have expired from the start of the initial Lease term, the Company may terminate the Lease upon 90-days prior notice. The Company may also terminate the Lease for cause upon 10 days prior written notice to the landlord. In case of a material breach by one party to the Lease, the other party may terminate the Lease 7 days after providing written notice to the breaching party, provided that the breach has not been cured within 14 days prior to such notice.

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Modifications to Leased Premises: The Company is permitted to effect any impermanent modifications to the leased premises at its discretion, subject to any third-party permits that may be required. All impermanent structures, infrastructure and facilities that may be built by the Company on the leased premises will be owned exclusively by the Company.